Registration No. 811-


   As filed with the Securities and Exchange Commission on December 1, 1997


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                                    OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           1st ATLANTIC GUARANTY CORPORATION

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                      3 Bethesda Metro Center, Suite 700
                           Bethesda, Maryland 20814

Telephone Number (including area code): (301) 961-1999

Name and Address of Agent for Service of Process:

                  JOHN J. LAWBAUGH
                  President
                  1st Atlantic Guaranty Corporation
                  3 Bethesda Metro Center, Suite 700
                  Bethesda, Maryland 20814

Check Appropriate Box:

                  Registrant is filing a  Registration  Statement  pursuant to
                  Section  8(b)  of  the   Investment   Company  Act  of  1940
                  concurrently with the filing of Form N-8A:

                           YES [X]          NO [  ]

                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Bethesda and the State of Maryland on this 1st day of December, 1997.


                                BY: 1ST ATLANTIC GUARANTY CORPORATION

                                    BY:/s/JOHN J. LAWBAUGH
                                       -------------------
                                       John J. Lawbaugh
                                       President
                                       1ST ATLANTIC GUARANTY CORPORATION


Attest: /s/BRIAN P. SMITH
        -----------------
        Brian P. Smith
        Secretary
        1ST ATLANTIC GUARANTY CORPORATION